Exhibit 99.4

Constellation Brands, Inc. 370 Woodcliff Drive, Suite 300 Fairport, New York 14450

October 20, 2005
Dear Vincor Shareholder:
We are pleased to send you the accompanying offer to purchase all of the outstanding Common Shares and associated Poison Pill Rights of Vincor International Inc. at a price of C$31.00 cash per share.
This offer delivers significant value for Vincor shareholders since it represents a 34.7% premium over the average closing price of Vincor shares on the Toronto Stock Exchange for the 20 trading day period ending September 27, 2005, the last trading day before Constellation announced its proposal to acquire Vincor in a negotiated transaction.
Vincor has rejected our efforts to complete a negotiated transaction. If Vincor has any process to maximize shareholder value, it remains unclear to us and Constellation has been excluded from it. Therefore, we feel compelled to make our Offer available directly to you so that you can have the opportunity to realize a superior, immediate and certain value for your shares.
Our offer is open for acceptance until 5:00 p.m. (Toronto time) on November 28, 2005. We urge you to review the details of the Offer in the enclosed materials and, should you have any questions, contact Innisfree M&A Incorporated, our information agent, at the numbers shown in the Offer, or your own professional advisor.
We appreciate your consideration of this premium offer for your Vincor shares.
Sincerely,
(signed) Richard Sands
Richard Sands
Chairman of the Board
and Chief Executive Officer
Constellation Brands, Inc.